Exhibit 99.1

Nelnet Closes $200,000,000 Fixed-to-Floating Rate
Capital Efficient Notes Offering

Lincoln, Neb., September 27, 2006 - Nelnet, Inc. (NYSE: NNI) announced today the closing of a public offering of $200,000,000 aggregate principal amount of Capital Efficient Notes (“CENts”). The CENts will bear interest on their principal amount at the annual rate of 7.400%, payable semi-annually in arrears, beginning March 29, 2007 from and including September 29, 2006 to but excluding September 29, 2011. Thereafter, the CENTs will bear interest on their principal amount at the annual rate equal to three-month LIBOR plus 3.375%, payable quarterly in arrears from and including September 29, 2011 to but excluding the scheduled maturity date of September 29, 2036.

Nelnet intends to use the net proceeds from this offering to repay a portion of the borrowings outstanding under its unsecured line of credit (which primarily were incurred for share repurchases pursuant to Nelnet’s share repurchase program and for acquisitions). Following this offering, Nelnet may reborrow amounts outstanding under such line of credit for share repurchases and general corporate purposes, including capital expenditures, working capital and possible acquisitions complementary to its business.

JPMorgan was sole structuring advisor for this offering. JPMorgan, Citigroup and Lehman Brothers were the joint bookrunners for this offering. Banc of America Securities LLC was a co-manager.

Copies of the prospectus supplement and accompanying prospectus relating to this offering may be obtained from J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Nelnet is one of the leading education services and finance companies in the United States and is focused on providing quality products and services to students, families and schools nationwide. Nelnet ranks among the nation’s leaders in terms of total student loan assets originated, consolidated, held and serviced, principally consisting of loans originated under the Federal Family Education Loan Program of the U.S. Department of Education. Nelnet is a vertically-integrated organization that offers a broad range of pre-college, in-college and post-college products and services to its customers.

Additional information is available at www.nelnet.net.

This press release may contain forward-looking statements and information that are based on management’s current expectations as of the date of this press release. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and costs of yields on student loans under the Federal Family Education Loan Program of the U.S. Department of Education, or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFEL Program loans to Nelnet. Nelnet could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; changes in prepayment rates and credit spreads; and the uncertain nature of the expected benefits from acquisitions and the ability to successfully integrate operations.